Ex. 99.2

John K. Wulff and Burton M. Joyce join Chemtura’s Board of Directors

MIDDLEBURY, CT – (October 29, 2009) – Chemtura Corporation, debtor-in-possession (Pink Sheets: CEMJQ) (the “Company” or “Chemtura”) today announced that John K. Wulff and Burton M. ”Burt”  Joyce have been appointed as independent members of the Company’s Board of Directors, effective immediately.  Mr. Wulff will serve on the Board’s Audit Committee and Mr. Joyce will serve on the Board’s Finance & Pension Committee.

Mr. Wulff is the former chief financial officer of Union Carbide Corporation and had been Union Carbide’s vice president and principal accounting officer, as well as controller.  Prior to joining Union Carbide, he  was a partner with KPMG and predecessor accounting firms.  He has served as a board member of the Financial Accounting Standards Board and was non-executive chairman of Hercules, Inc. prior to its acquisition by Ashland Inc.  Mr. Wulff currently serves as a director of Celanese Corporation; Sunoco, Inc.; and Moody’s Corporation.  He earned a Bachelor of Science in economics at the University of Pennsylvania.

Mr. Joyce is the former chairman of IPSCO Inc., now SSAB Enterprises, a North American steel and pipe manufacturer.  He was previously vice chairman, president and CEO of Terra Industries, Inc. and chairman, Terra Nitrogen Co.  He also held positions of increasing responsibility in finance and operations at United Technologies including vice president, investor relations; vice president, Mostek and president, Essex European Operations.  Mr. Joyce has also held positions at Compugraphic Corporation and Airco, Inc.  (now BOC).  He currently serves as a director of Norfolk Southern Corporation.  He earned a Bachelor of Science in accounting at Miami University (Ohio).

“John’s and Burt’s extensive financial and operating experience and business acumen make them strong additions to our Board,” said Craig A. Rogerson, chairman, president and chief executive officer of Chemtura.  “We are very pleased to welcome these new leaders to our Board.”

Following the appointment of Messrs. Wulff and Joyce as members of the Chemtura Board, Stephen C. Forsyth, the Company’s executive vice president and chief financial officer, and Billie S. Flaherty, the Company’s senior vice president, general counsel and secretary, resigned from the Board.  Mr. Forsyth and Ms. Flaherty had served on the Board since March 2009 in order for the Company to have the minimum number of directors as required by the Company’s by-laws.  Mr. Forsyth and Ms. Flaherty will continue serving as executive vice president and chief financial officer and senior vice president, general counsel and secretary, respectively.

Chemtura Corporation, with 2008 sales of $3.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.